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EXHIBIT 12. STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)


                                                                     YEAR ENDED DECEMBER 31,
                                                     2002        2001         2000        1999        1998
                                              -------------------------------------------------------------

Fixed charges:
     Interest expense                              $ 23.9      $ 46.6       $ 62.8      $ 60.8      $ 17.6
     Capitalized interest                               -         0.4            -         0.1         0.3
     Interest portion of rental expense              12.1        12.7         11.6        10.7         8.4

                                              -------------------------------------------------------------
          Total fixed charges                      $ 36.0      $ 59.7       $ 74.4      $ 71.6      $ 26.3
                                              =============================================================

Earnings:
     Income before income taxes and
       cumulative effect of change in
       accounting principle                       $ 839.2     $ 667.2      $ 595.8     $ 528.0     $ 105.0
     Fixed charges (above)                           36.0        59.7         74.4        71.6        26.3
     Less: Capitalized interest                         -         0.4            -         0.1         0.3

                                              -------------------------------------------------------------
          Total earnings                          $ 875.2     $ 726.5      $ 670.2     $ 599.5     $ 131.0
                                              =============================================================

Ratio of Earnings to Fixed Charges                   24.3        12.2          9.0         8.4         5.0
                                              =============================================================
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(1)   Fixed charges represent interest (including capitalized interest) and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.